Exhibit 99.1
Conference Call Transcript
CHS — Chicos FAS Inc at Morgan Stanley Retail Conference
Event Date/Time: May 25, 2011 / 03:00PM GMT

CORPORATE PARTICIPANTS
Bob Atkinson
Chico’s FAS, Inc. - VP of IR and Community Relations
Kent Kleeberger
Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
CONFERENCE CALL PARTICIPANTS
Kimberly Greenberger
Morgan Stanley - Analyst
PRESENTATION

Kimberly Greenberger - Morgan Stanley - Analyst
Great. Thanks so much. If everybody can grab a seat, we would love to get started with Chico’s management.
We’re very pleased to have with us today Mr. Kent Kleeberger. He is the Executive Vice President, Chief Operating Officer as well as the Company’s Principal Finance and Accounting Officer; and Mr. Bob Atkinson, Vice President of Investor Relations.
We love CEO Dave Dyer’s analogy that he has applied to Chico’s here over the last few years. Chico’s has left the hospital and returned home after a trip to the emergency room in 2009 and recovering in 2010. Chico’s has returned to very impressive topline growth as indicated by the 12% total sales and 8% comp growth to kick off 2011 here in the first quarter with sales strength continuing here quarter to date in the second quarter.
Looking ahead, supporting Chico’s focus on sustainable profitable growth, the Company is planning to open approximately 100 stores in 2011, up from about 70 stores in 2010. I’m going to turn it over to Bob Atkinson for some opening remarks and then we’ll kick off the fireside chat session. Bob?

Bob Atkinson - Chico’s FAS, Inc. - VP of IR and Community Relations
Thank you, Kimberly, and first of all, I’m sure on behalf of Ken, I want to thank Kimberly and Morgan Stanley for the continued investment research on the Company and of course the support Laura and Nick supply for Kimberly. Our corporate name is Chico’s FAS.
I know most investors kind of abbreviate it to Chico’s. But FAS actually stands for Folk Art Specialty. It goes back to the legacy of the Chico’s brand. But I also want to mention that because in fact Chico’s FAS is three specialty brands today — Chico’s, White House Black market and Soma Intimates.
Our brands offer private branded, sophisticated casual to dressy apparel, intimates and complementary accessories. Today we have 1192 stores.
We also have a direct to consumer business, very robust direct to consumer business via our websites and also through our catalog. Looking at each brand individually starting with the mother brand, Chico’s, for 27 years we have been offering styles, yielding a wardrobe that is fashionable, unique, relaxed, figure flattering and also comfortable.
Today we have 593 boutiques and 71 outlets, outlets that supply primarily or merchandise primarily made for outlet product using the Chico’s label. We also of course have our catalog which I have a copy here and we also merchandise through chicos.com.
We’ve been very successful in drawing customers over the years to the Chico’s brand through our Passport customers. Once a woman spends $500 at our store or through one of our channels, she’s basically a Passport customer for life and enjoys the benefits including 5% off subsequent purchases.

Our second brand is White House Black Market. That started off — White House Black Market started off as White House in the city of Baltimore back in 1985 and it acquired Black Market in 1995 and they merged in 1997.
We acquired the brands in 2003. White House offers chic sophisticated apparel and accessories in timeless colors of black and white as well as shades thereof and an occasional splash of color.
Today we have 351 boutiques and 24 outlets at White House Black Market. They too have a robust Internet site as well as their own catalog and they offer their own loyalty program called the Black Book program similar to Chico’s Passport program but the threshold is $300.
And then finally in terms of ultimate store count, Soma is maybe our largest brand eventually. Today we have 141 boutiques and 24 outlets where we are supplying intimate apparel, sleepwear, selected sportswear for women in the 35 to 64-year-old age bracket with household incomes of $75,000 and above.
Part of our growth strategy at Chico’s FAS is multifaceted. We want to continue to build our store base including in 2011 we expect to add 100 stores across the three brands.
We also want to continue to improve our store productivity through such additions as we call our [boss system] which is a back-office computerized driven system, helps us in scheduling store labor etc. We’ve also aided the sales approach at the store level by the introduction of our locate system which if we are out of your color or size when you arrive at our store, we’re able to determine whether we have it in our distribution center and we can either ship it to your store or ship it to your home depending on your preference.
Of course we also want to continue to grow our direct to consumer business across all three brands. In first quarter 2011 we enjoyed a 47% growth rate. That came on the back of 35% to 40% growth rates in both 2010 and 2011.
Of course like any retailer, we want to continue to emphasize cost reduction across all the parts of our businesses where we can. And also an important development has been making Chico’s FAS a great place to work not just for those of us in Fort Myers but across the brands, stores, distribution etc., etc.
Last Wednesday morning we released our first-quarter results which included net sales up 11.5%. That included comp sale increase of 7.7% and within that increase, we had same-store sales increase of 5.1%.
Earnings saw a 30% increase to $0.26 per share. Our gross margin rate saw a 60 bip increase. But within that increase, we saw higher IMUs at all three of our brands, higher UPTs, units per transaction, and also higher ADSs and those sales metrics by the way are applicable to frontline stores, not outlets or direct to consumer.
Our SG&A was up 8.1% but our square footage was up 7.6%, so that’s partially explainable. Maybe the key metric here would be that our store related expenses were only up 5% even with the increased number of stores. We did have increase in marketing expense for Soma TV of about $1.5 million and our e-marketing, specifically paid-for search was up nearly $1 million for the quarter.
It’s probably worth mentioning here because I’m sure we’ll get a question on it, in our second-quarter guidance that was given on the call, we talked about our net sales being up in the high teen percentage for the quarter. That would include same-store sales in the mid-single digit percentage range.
And this morning at some of our smaller sessions, we determined that to be a 6, 7, or 8 kind of range. And of course direct to consumer would add somewhere around 2 to 3 points plus to that figure.
Right now we are only expecting SG&A dollars to be up 2% but as the rate of sales, it should decline significantly. And I should know this but I don’t know what Kimberly’s estimate is now because we don’t see Morgan Stanley’s numbers on First Call. But anyway the First Call consensus for the quarter is $0.23 versus $0.17 reported last year which would be a 35% increase for the second quarter.
And with that, I will turn it over to Kimberly for the first question.
QUESTION AND ANSWER

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, great. I’m wondering if you can look back over the last couple of years. The Chico’s division team under Cinny Murray is largely new and they seem to have executed a very nice sales turnaround.
Is that division — have you restored the sales productivity to a level that you have targeted? And is the operating margin at that division at a level that you think is sustainable or do you see additional opportunity to improve your margins at the Chico’s business as well?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Let me address three issues. While there are new people in the merchandising team, I look back at the DMM who’s been there and on top of that, Faye Matty who was the GMM, she used to be at the Chico’s brand years ago, we brought her back into the business I believe in 2008. So Cinny and that team have really been instrumental in terms of developing great product.
From a product productivity standpoint, the business underwent a rapid real estate expansion in the years 2004 through 2006 and part of that expansion was not only the number of footprints but was also the size of the store. Unfortunately the store growth grew greater than the sales — the store size grew greater than the sales and therefore the productivity declined.
Going forward as some of these leases come up for renewal, it’s unlikely that we’ll try to relocate to a smaller space within the particular development. But we would like to in effect pay rents as if it were a smaller space.
So therefore when I go back and adjust the productivity, I believe in terms of sales per selling square foot which peaked back in the 2005-2006 range, it was over $1000. I would say that based upon adjusting that number for the current store size after the expansion, I would target probably $800 a square foot is where we would like to be. And when I last looked at that, I think there’s probably about 15 points of comp to get after this year in order to get back to that productivity.
I think your other question was in terms of operating margins, and I still think we have room to grow there, Kimberly. I think that the level of sophistication and execution in the business is far greater than what it was back in the 2004 to 2006 timeframe.
Unfortunately in those years when we were expanding very rapidly, the team didn’t keep up with the investment in infrastructure. So as a result of that, having to hire people in merchandising and planning and sourcing, we’ve probably given up maybe 150 basis points of that peak margin percentage that exceeded 61 which still comes back to roughly about a 59.5 margin which is not bad over the longer term.

Kimberly Greenberger - Morgan Stanley - Analyst
Great. The White House Black Market division has also delivered a year, year and a half of very respectable comp store growth. I know Donna and her team have worked really hard to execute on that.
And I think before we entered the recession, the White House Black Market margins – or maybe I should say pre-2006 — the White House Black Market margins were not as high as the Chico’s margins. I’m not sure if through the recession they converged a little bit more and where they are now. But if you could just give us a kind of relative comparison of where the margin structures are now and do you see opportunity for that division to continue to grow its operating margin as well?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Sure, I think in the context of product margins, I’d like to separate that frontline versus the outlet business because the Chico’s brand I think most people realize have expanded made for outlet product to the point that it will be roughly 100% made for outlet product in the outlet division this fall.
And as a result of that when you compare the two brands, that’s where White House gives it up from a product margin perspective. But from a frontline perspective, I would say that there are times when White House has not only met but slightly exceeded the MMU or the maintain margin as we call it in our business or that of Chico’s.

Kimberly Greenberger - Morgan Stanley - Analyst
Fantastic.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
And I think that from an operating margin perspective, I think there’s still a lot of room. When I go through the P&L, there’s some opportunities to leverage the merchandising payroll which is an element of other gross margin.
I take a look at payroll as a percent of sales, I take a look at occupancy as a percent of sales. And White House does currently run above Chico’s current run rate. But White House has made some dramatic strides of more recent note particularly in managing the store payroll aspect of those comparisons.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, great. So as you look at the go forward margin opportunity in those two divisions, to get from the margin structure you have today to where you ultimately would like to be, is it largely sales driven between here and there and/or the development of the White House Black Market outlet strategy more fully?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Well, I think it’s a combination of things. I think sales will leverage the fixed component which I spoke to earlier in terms of the merchandising, payroll and sourcing elements.
I think that we have opportunities in terms of average unit retail. And by that I mean we’ve gone through a period of the recessionary environment, particularly 2007-2008 where in order to maintain market share, many retailers including us were forced to promote.
And as a result of that, there was some significant discounting both in terms of percent off in-store as well as our couponing. I think a number of people are aware that we have an internal goal where we want to reduce our couponing by 10% in the next 18 months and that’s how we’re going to get our margins back. It’s a discount from selling price and it’s virtually 100% IMU which flows right to the bottom line.

Kimberly Greenberger - Morgan Stanley - Analyst
Great. And to that point, I think you started testing some — reducing the richness of the offer on some of the discounting that you have had out there. What has been the response and what are the strategies going into the second half of the year to expand that more broadly in the chain?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Well, I think the White House brand has been a little bit ahead of Chico’s and I think they started out in just really attacking not not so much the coupons that were in front of the books as much as it was we have events called VIP events that happen three or four times a year. We have money cards with a traditional bounce-back type of coupon or friends and family events. And so White House has been going from 25 off to 20 off to 15 off on those VIP and friends and family offers.
Each of the brands has been testing coupons that reduces the richness of the offer there in the front of the book. So this morning we were meeting with investors and I guess the comparison would be if you were to open up a current Chico’s catalog, the coupon reads $25 off an order of $100.
But if you were to open up the White House catalog, it would be $25 off $125. So that’s how we get there. At the end of the day, the results at least so far that the impact on sales has been negligible but the impact on margin has been favorable.

Kimberly Greenberger - Morgan Stanley - Analyst

Okay, so very, very little negative impact on sales.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Correct.

Kimberly Greenberger - Morgan Stanley - Analyst
And it’s all margin dollars.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Correct.

Kimberly Greenberger - Morgan Stanley - Analyst
That 5% differential, those are pure profit dollars.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Flows right to the bottom line.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, fantastic. Soma is the third division. I think Dave sort of pushed out the profitability expectation for the Soma division.
It sounds like you have had a lot of success driving revenue in that division through television advertising campaigns and so you are pursuing a greater marketing spend this year. Is that the largest driver of the changed financial contribution expectations for Soma this year? And how are you thinking about the profitability curve of that business over the next one, two, three years?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Well, I think that was — what Dave implied was a little bit of a wink of the eye because what we’ve been seeing in the Soma model is it’s dependent upon increasing the number of customers per store. So the way we get there is we thought we had to advertise, that was the quickest way to get there which is why originally when we set up the 2011 budget target, we did not have much TV in Soma in the first half.
And as a result of that, in first quarter we agreed to fund that corporately if you will. As a result we saw big dividends in the form of increased sales momentum in the first quarter such that we’ve agreed to fund an additional amount in the second quarter for the Soma brand. And as a result of that we’re seeing a significant amount of new customers center in the store and obviously a growth of our 12 month buyer files coming from new customers.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, so I think he was talking about cash flow neutral perhaps in 2012 or could you get to even a breakeven level on the profitability of Soma by next year?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance

Well, we wanted to try to get to breakeven profitability in 2012. It still remains to be seen. But I think from a cash flow neutral perspective, I think that’s certainly doable in 2012 and if not, by at least the fourth quarter alone.

Kimberly Greenberger - Morgan Stanley - Analyst
This year?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Yes.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, great, and Dave talks about Soma as one of the best growth opportunities that Chico’s FAS has. I’m wondering if you can just expand on your views on the market that Soma serves and Soma’s positioning within that market, what makes it unique and different?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Well, the best perspective I have is that I spent a good part of my retail career in Columbus, Ohio with The Limited. And in that timeframe, I spent four years with the Victoria Secret direct business.
And so I was able to observe both the growth of the Victoria Secret direct business as well as the retail stores. And they essentially fed off of each other.
And so trying to put that in the context with Soma is – I really tried to define it from a market perspective in that Victoria’s Secret was originally positioned to be women say 20 to 30 and I think over time and with the development of the Pink business, I would make an argument that they service with women from say 15 to 35. Well, that is 21 age groups.
There’s 4 million births a year, half are female. So Victoria’s Secret potential market would be 42 million customers.
If I compare that with Soma, Soma services women – originally started out being positioned with Chico’s – 45 to 65. But then as we began seeing women come in closer to the left side of the curve, I would argue that Soma picks up where Victoria’s Secret leaves off. So if it’s 35 to 65, that’s 31 age groups, 2 million births, that’s 62 million women. So potentially 1.5 times Victoria’s Secret.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay. And store — I don’t know if you have off the top of your head either store growth potential by brand and what you think the kind of three to five year durable square footage growth rate would be for Chico’s FAS. That would be great.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Okay, thanks. So to summarize it by brand, I think we started the year with the Chico’s business at about 600 stores.
We believe that we found opportunities to service small and medium markets which has presented an opportunity for another 75 to 100 stores. Chico’s outlet business, I believe we started the year at 60 or so stores. We think that could be easily 125 stores.
With respect to White House, White House started the year at 350 stores or boutiques. We believe that can easily obtain 500. And they also have an opportunity to have an outlet business.
They currently have about 18 or 19 outlets. So we think there’s an opportunity for another 100 or so outlets stores for White House Black Market.

Soma, originally we’ve said conservatively it could be a $1 billion business at 500 stores. Again I look at Victoria’s Secret. They have 1000 stores, I believe they do about $3.7 million per store.
So that is a $3.7 billion business and their direct to consumer business I believe does about $1.7 billion, $1.8 billion. So it’s roughly about $5.5 billion.
So when we say that Soma could be a 500 store business and a $1 billion business, I think we are being conservative. And they also have an outlet opportunity. But what is different at least for the time being in soma is that they need their outlets to really do frontline clearance. But in addition to doing a frontline clearance, they also have full price product in their outlets which will help drive both brand awareness as well as help their operating margins in the outlet business.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay good. Could we look at – could we talk about sourcing cost inflation? Obviously it’s on everyone’s minds and I’m wondering if you can just remind us what you are seeing in terms of inflationary pressures that’s been moving to the back half of the year.
And I know you have a number of strategies in place to mitigate or offset some of the sourcing cost pressures you are seeing. If you could just remind us what those are as well?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Sure, it’s interesting to note that we did have IMU growth in the first half. Now part of that was as a result of raising price. In fact with respect to our apparel brands, those being Chico’s and White House Black Market, we had about a 6% increase in average retail.
We encountered when we were making commitments for the fall season some price increases. I’m sure many of you have heard of all the noise about cotton. That’s I think speculation – there’s a good deal of speculation that drove cotton prices up.
They have softened lately somewhat and our folks that are in charge of piece goods procurement have gone back and negotiated some price concessions. So that’s good although I still expect cost overall to be up in the second half.
So as a result of that, we will continue to look for opportunities where we can raise price. The other thing to take into consideration too is that we were a little bit behind the curve from a sourcing perspective.
And by that I mean we still have an inordinate amount of product that comes out of China. And China has a couple of challenges, both an increase in labor costs along with the piece goods piece.
So as a result of that, we have been and it’s not just new news, we’ve been doing it for a few months, maybe 12 to 15 months, started to migrate product out of China into other areas of Asia. Not Chico’s is a little ahead of the curve because they’re roughly about 45% sourced out of China where we as a total business are I think in the 10-K we were around 65% or so.
So the real opportunity will be trying to migrate product for White House out of China. The thing you have to remember is even though there’s opportunities for lower cost, you’re going to give some of it back because those other countries may not have the same productivity that China does.
So when we migrate, it’s not exactly dollar for dollar, but we do save some money. The other things we’ve been doing, a little bit unusual from our history, and that is taking piece goods commitments sometimes as far as nine months in advance.
I think we’ve done that with some sweater yarns. And while we don’t like to own or maintain a position in piece goods or fabrics, sometimes we’ve had to do some unusual positions if you will or make fabric advances in order to procure improved pricing.

Kimberly Greenberger - Morgan Stanley - Analyst
Okay, and some of that showed up in your first-quarter inventory balance that you talked to last week.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Just a little bit.

Kimberly Greenberger - Morgan Stanley - Analyst
Just a little bit, okay, great. I think you probably think a little bit about the financial goals of the firm the same way we do at Morgan Stanley in terms of the base case earning scenario that we think is likely and then the bull case. And in this this case I guess it would be Dave Dyer’s stretch goals as he’s characterized them.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
The BHAG.

Kimberly Greenberger - Morgan Stanley - Analyst
Right, the BHAG. I think just looking at your financial goals this year, you’re somewhere in the kind of mid-80s cent range just implied by some of the line item guidance that you’ve got out there versus Dave Dyer’s stretch goal, we are striving for the dollar. Obviously not considering that to be the base case or generally an expectation, but the stretch goal. So I’m wondering if you can talk to us about how you get from – what are the levers that get you from the base case earning scenario to that stretch case scenario?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Well, sure, I think that first quarter was probably a good example of how we would get there. Despite all the noise that was out there about retailers facing increased costs, we were able to expand our margins, our gross margins by 60 basis points. And on top of that, we experienced some significant leverage in our SG&A expenses. I think the number was around 150 basis points, Bob?
And so just to de-layer that if you will where some of that was coming, if you think about where we’ve come from since the second half of 2006, we were probably the first ones to feel the pinch of the slowing down in the economy. And 2007 and accelerated into 2008 which I refer to as the abyss.
And as a result of that in that time frame, we along with many other retailers had to significantly promote both in terms of percent off in stores as well as the couponing. Well now that the economy seems to be stabilizing somewhat and the fact that a good portion of our business is based predominantly on the baby boomers and those who have been able to sustain this recessionary environment as well as accumulate wealth and are feeling a little bit better with the DOW being over 12,000 points, they’re starting to spend a little bit more money.
So if we’re recovering, it seems to me what we ought to be able to do is do less discounting which we’ve baked into our plans for 2011. And that’s both in terms of promotions and then we’re also setting a goal in our business to reduce our couponing by over 10% over the next 18 months.
To put things in context, in fiscal 2010, total coupons approximated $272 million. So if we are able to reduce that by say 10%, that’s $27 million and that’s roughly around $0.09 per share. So all of a sudden that dollar share doesn’t seem that far away.

Kimberly Greenberger - Morgan Stanley - Analyst
So it is hitting your sales goals, reducing the couponing and then that should really flow through to the bottom line?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Absolutely, and that’s all margin perspective. I would say the other thing which we really haven’t given a lot of visibility to is we’ve really made some significant strides in store payroll.

There’s the two biggest components of SG&A are store payroll and occupancy. In the case of store payroll, we have been able to lower our average rate per hour by challenging how the management structure was within particular stores, those stores being medium to lower volume.
The nice thing about when you have incremental sales, when you have to staff to service those incremental sales, you are doing it with part-time people who are at a lower rate per hour. So we’re having a good deal of leverage.
And then there are some other operational issues that we’re starting to do. Believe it or not we did very little prepacks in our business. And what prepacks are is basically depending upon a style if you have like a size run in Chico’s of four sizes or in White House maybe it’s eight sizes, what we were doing is we originally, we were putting individual items in individual poly and having to unpack those when we set the floor.
So now that we just have prepacks, we’re a lot more efficient in terms of how we inventory our stores. We also have an initiative in our distribution center to do to be more store ready product which basically saves payroll hours. And then on top of that, the Chico’s brand in particular has been very good from an inventory management standpoint in limiting or lowering the number of choice counts in the store as well. So they’re handling less freight if you will.
Those are just a few of the examples. On the occupancy side because – even though we’re beginning to accelerate our growth rate, it’s fair to say that we won’t repeat the mistakes of the past of having an overly aggressive growth rate. So we are able to better negotiate better deals both in terms of new stores as well as over the course of the last 12 months, we’ve had a number of leases that have come up for renewal.
Typically on rent there’s usually about a 3% annual escalator and on the extras in the common area maintenance it’s anywhere from 3 to 5%. And our folks in the leasing area have been very productive in limiting those increases. They’re up about 1% in renewals. So we’re making some great strides.
And then the other piece in occupancy is depreciation. And we started sourcing our fixtures offshore and trying to drive our cost per square foot of construction down.

Kimberly Greenberger - Morgan Stanley - Analyst
Fantastic, okay, good. We’ve got about five minutes left. I’d love to open it up to the audience for questions. If you can just raise your hand, we’ve got microphones we can pass round the room. I see one in the back of the room.

Unidentified Audience Member
Just curious to know, this $3 cash on the balance sheet, how you plan to return that to shareholders and (inaudible) would we expect to see that this year?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Shareholders should expect to see a portion of it in two forms. We initiated the cash dividend in 2010.
We increased the dividend in the first quarter this year. So I think our annual dividend payout is somewhere north of $30 million.
In the 12 months since the end of first quarter last year, we have accomplished about $56 million worth of share repurchase. There remains about $144 million outstanding out of the original $200 million authorization that will continue to be opportunistic and conduct open market purchases. In fact we’ve – since the window opened 24 hours after last week’s release, we have been in the market repurchasing shares.
Everybody asks about best use of cash. Again I think the best use of cash is opening more stores as phenomenal returns compared to anything else and that’s pretty much what we’re doing.

Kimberly Greenberger - Morgan Stanley - Analyst
Great. Do we have another question?

Maybe we will – in the last three minutes I will just ask you, is there a question that you wish we had asked or a misperception or an area that you think is not as well understood in the market that you would like to talk about?

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
I think that we were first of all surprised at the reaction of the stock price after our earnings call last week. I mean to come out with a 7.7% comp increase, to have a 30% increase in earnings, to beat the Street by a penny and to talk about the acceleration in the growth rate, it was disappointing.
And anecdotally some of the comments that we heard were – well, you know they missed the topline revenue number. I think that – depending upon who you spoke to. I think there was some confusion in terms of the new store modeling that took place.
Because while Soma is a bigger portion of the growth, their average store volume is less than that of Chico’s and White House. So I think people needed to tweak their models in that perspective.
The other confusion was around the comp guidance. I think we said it was comp store guidance in the mid-single digits. What we meant to say was comp store guidance in the mid-single digits was a 5% to 7% increase plus one had to layer on top of that another 200 to 300 basis points for the increase in direct to consumer since we now include that in our overall comps.
And I think those were two of the bigger issues. To a lesser extent there was some concern over the increased inventory levels. But we tried as best – we tried to de-layer the reasons for the increase, one of which being the in-transit number.
There wasn’t any other way I think to approach that especially when you take into consideration with the comp guidance I just gave you and the increase in selling square footage in second quarter, then you can pretty well get to a the mid to high teens sales increase for second quarter.

Kimberly Greenberger - Morgan Stanley - Analyst
Great, okay, I would love to say thank you so much for joining us. It was really a pleasure today. We’re going to take about a 10 minute break before the private equity panel starts in this room. There will be box lunches available just outside. So we’ll see you back here in a few minutes. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. - COO, Principal Financial Officer, Principal Accounting Officer and EVP of Finance
Thanks.

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